Exhibit 99.1

(1)  Of these shares:

     (a) 25,000 are an award of shares of restricted stock granted under a Restricted Stock Agreement dated as of September 11, 2006, to which the Issuer and the Reporting Person are parties, the vesting of which is contingent upon (i) the satisfaction of certain performance conditions and (ii) continued employment through the settlement date;

     (b) 21,382 are an award of restricted stock units granted under the Issuer's 2006 Stock Incentive Plan as part of its 2006-2008 Long-Term Incentive Program, the vesting of which is contingent upon (i) the satisfaction of performance goals in respect of the period beginning January 1, 2006 and ending December 31, 2008 and (ii) continued employment through the settlement date; and

     (c) 23,410 shares are an award of restricted stock units granted under the Issuer's 2006 Stock Incentive Plan as part of its 2007-2009 Long-Term Incentive Program, the vesting of which is contingent upon (i) the satisfaction of performance goals in respect of the period beginning January 1, 2007 and ending December 31, 2009 and (ii) continued employment through the settlement date.